UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2023

FOMO WORLDWIDE, INC.

(Exact name of Registrant as specified in its Charter)

california	001-13126	83-3889101
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

831 W North Ave., Pittsburgh, PA 15233

(Address of principal executive offices)

(630) 708-0750

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13©(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common	FOMC	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☒

Background.

This Amendment to Form 8-K filed May 1, 2023 notifies investors that FOMO WORLDWIDE, INC. believes it has completed every requirement to comply with SEC Rule 15c2-11 and FINRA Rule 6490 for shareholder and Board of Directors approved and filed corporate actions. Management has delivered substantial amounts of information to FINRA including scores of files, thousands of pages of SEC filings, and numerous emails, contracts, exhibits, pictures and other materials in response to FINRA’s comments supporting share issuances, corporate news, SEC filings, investor presentations, customer calls, subsidiary actions, reseller agreements, status updates on e-commerce stores, and other corporate matters.

Our FINRA brokerage firm last delivered a response to the 15c2-11 Compliance Examiner at FINRA on or around Friday November 24, 2023, and we last communicated live with the FINRA Corporate Actions Examiner by teleconference on November 7, 2023 with electronic messages exchanged thereafter including three requests received today for information regarding our Advisory Board, a substantial Series B shareholder, and our reservation for tickers with the NASDAQ. We have repeatedly asked FINRA and our signed FINRA brokerage firm for additional conference calls and explanations as to why our corporate actions reviews have not been finalized after several months from initiating the 15c2-11 and corporate actions processes on or around May 24, 2023, and mailing of our DEF 14C to our common shareholders on July 24, 2023, and have not been provided a reasonable or substantive response nor have our lawyers been able to reach FINRA. FINRA continues to add questions to their list, which has extended the timeline of their reviews.

Management has issued request letters to FINRA to complete their reviews and the Compliance Examiner and the Corporate Actions Examiner are unreachable by phone. Given the substantial body of work done on these corporate actions for the past several months, including completing our short form merger of FOMO WORLDWIDE, INC. (CA) into and with its wholly owned subsidiary by the same name in the State of Wyoming along with amending our Articles of Incorporation to effect our 1-100 reverse stock split in Wyoming, we believe completion of the corporate actions reviews is being unreasonably withheld and/or delayed by FINRA’s internal processes to the detriment of all of our stakeholders.

Separately, we applied to reserve ticker “FOMO” with the NASDAQ, but FINRA now indicates it is not available at this time. We reserved “IGOT” as an alternate ticker with the NASDAQ and applied for it on our corporate actions filing with FINRA several months ago. We have requested FINRA grant us a new ticker upon completion of their compliance and corporate actions reviews.

There can be no assurances that any of our corporate actions will be finalized, and we do not believe we have any recourse to appeal reviews at FINRA that remain incomplete.

FOMO WORLDWIDE, INC. is referred to herein as “FOMO”, “we”, “us”, or the “Company”.

Item 8.01 Other Items.

FOMO WORLDWIDE, INC.’s Board of Directors, in the interests of building shareholder value and growing the Company, has approved the following corporate actions:

1) change the Company’s common stock symbol to IGOT from FOMC,

2) apply to FINRA to change the Company’s name to FOMO WORLDWIDE, INC. from FOMO CORP. to match the Company’s legal name in the state of California and on the SEC’s EDGAR system,

3) apply under Rule 15c2-11 to reinstate market makers for the Company’s common stock,

4) redomicile the Corporation to the State of Wyoming from the State of California, and

5) reverse split all issued and outstanding shares of all classes of stock and authorized shares of all classes of stock equally by a ratio of 1-100.

Management intends to immediately apply to CUSIP Global Services for a new stock identifier and notify the Company’s transfer agent and FINRA to begin the appropriate processes for these corporate actions. There is no assurance that they will be completed in total, individually, or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOMO WORLDWIDE, INC.

Date: December 6, 2023	By:	/s/ Vikram Grover
Vikram Grover
Chief Executive Officer